Exhibit 99.1

                    QUIZNO'S(R)Posts Loss in 1st Q Fiscal 2001

     DENVER, Colo. - February 22, 2001 - The Quizno's Corporation (Nasdaq: QUIZ)
posted a loss of $2.1 million,  or $.73 per diluted share, in its 1st quarter of fiscal 2001,  which ended  December 31, 2000.  The Company was profitable in its core business of franchise  operations and Company  restaurants,  but recognized non-recurring  expenses of $3.4  million,  of which $1.2 million  were  non-cash items.  The balance of the  non-recurring  expenses  was related to expenses for long-term financing.

     The recent  quarterly  loss  compares to a net income  applicable to common shareholders of $385,434,  or $.11 per diluted share,  in the comparable  period ending December 31, 1999.

     Total  revenue  increased 41 percent from $8.8 million in the period ending
December 31, 1999, to $12.4 million in this period. Continuing fees increased by
65 percent from $3.6  million in the period  ending  December  31,  1999,  to $6 million in this period.

     The  Company,   which  franchises  and  owns  and  operates  Quizno's  Subs restaurants,  opened 98 new  restaurants in the 1st quarter,  bringing the total number of Quizno's restaurants  operating throughout the U.S. and in six foreign countries to more than 1,000 at the end of December 2000.

     Domestic  system wide sales  increased  57% to $83.6 million in 1st quarter fiscal  2001 from $53.1  million in the  comparable  period in 2000.  Same store sales  increased  4.3% in the quarter  ending  December 31, 2000,  over the same period in 1999.

     A total of 152 new  franchises  were sold in the period,  including one new international franchise.

Certain information in this release are forward-looking  statements that involve risks and  uncertainties  that might  adversely  affect the Company's  operating results in the future in a material way. Such risks and  uncertainties  include, without  limitation,  the effect of national  and  regional  economic and market
conditions  in  the  U.S.  and  the  other   countries  in  which  we  franchise
Restaurants,  costs of labor and  employee  benefits,  costs of  marketing,  the success or failure of marketing  efforts,  costs of food and non-food items used in the operation of the Restaurants,  intensity of competition for locations and
Franchisees, as well as customers,  perception of food safety, spending patterns and  demographic  trends,  legal  claims and  litigation,  the  availability  of financing  for  the  Company  and  its  Franchisees  at  reasonable  rates,  the availability  and cost of land and  construction,  legislation and  governmental regulations,  and  accounting  policies and  practices.  Many of these risks are beyond the control of the Company.  Such risks are detailed from time to time in the Company's  reports  filed with the SEC,  including the Report on Form 10-KSB for the year ended September 30, 2000.

For More Information Contact:
Sue Hoover, EVP Corporate Communications
The Quizno's Corporation
720-359-3374